SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   April 6, 2009

Clinical Trials of the Americas, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	333-148493
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)
210 Walford Way
Cary, North Carolina
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(919) 414-1458
 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 6, 2009, Clinical Trials of the Americas, Inc. (the “Company”) entered into a binding letter of intent (the “Letter of Intent”) with Next Fuel, Inc., a Delaware corporation (“Next Fuel”). Pursuant to the terms of the Letter of Intent, Next Fuel and the Company will commence the negotiation and preparation of a definitive share purchase agreement which shall contain customary representations, warranties and indemnities as agreed upon by Next Fuel and the Company, whereby the Company and Next Fuel will complete a share purchase transaction (the “Transaction”) on or before July 31, 2009, subject to certain conditions precedent to the closing of the Transaction.

Pursuant to the Letter of Intent, upon the closing of the Transaction, the Company will issue to Next Fuel a number of shares of common stock equal to approximately 75% of the Company’s outstanding shares.

Next Fuel was incorporated in the state of Delaware on June 23, 2008.  The business of Next Fuel focuses on developing hydrogen technology that will offer a revolutionary solution that delivers hydrogen “on demand” or as needed by fuel cells to produce electricity. Fuel cells are an excellent alternative energy source and several versions of fuel cells are currently in use producing electricity for a variety of applications. Fuel cells require hydrogen to generate electrical energy. The Next Fuel hydrogen technology platform was developed in Israel by Eldat Ltd. which was purchased by Pricer Corp. of Sweden in 2007. In early 2008, Next Fuel acquired the hydrogen generation patent from Pricer.

Next Fuel’s solution is based on the patented electrochemical reaction that generates hydrogen on demand from readily available inexpensive materials, which therefore eliminates the costly production, storage and transportation issues associated with compressed hydrogen. After substantial engineering study and review, Next Fuel is developing two (2) versions of proprietary on demand hydrogen generation system: a bulk slurry system and a self-contained rechargeable module which provides flexibility to maximize overall efficiency and economics depending on the workload profile. A bulk slurry system is more efficient and economic if continuous utilization of the equipment is desired and/or the operation has large number of units. In this system, the materials are recharged electrically in a separate tank and then stored for future use. It takes 10 minutes or less to pump out the discharged slurry and refill the machine with recharged slurry, which will make the equipment ready for many hours of operation.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 6, 2009, Peter Coker was appointed as a member of the Board of Directors. As of the date of this current report, we have not entered into an employment agreement with Mr. Coker. As a result of the appointment, we now have three (3) members on our Board.

Peter Coker, 66, Director

Since January 2004, Mr. Coker has served as the founder and Managing Director of Tyron Capital Ventures in Chapel Hill, North Carolina. As the Managing Director, Mr. Coker was responsible for assisting companies in completing their funding, doing restructurings, or taking them public. The majority of his work was with companies from the southeastern part of the U.S. and Asia.

Between January 2000 and December 2003, Mr. Coker was the founder and Managing Director of Tyron Capital Partners, a merchant banking firm in Chapel Hill, North Carolina. Mr. Coker’s responsibility was to consult with companies that intended to raise debt or equity, and take a position on the board of these companies in order to help steer them to a goal. He assisted in the capital restructuring of companies along with providing services in the leveraged buy-out arena.

Currently, Mr. Coker also serves as the Chairman of the Board of the Investment Fund of North Carolina State University.

Mr. Coker received his B.A. in Humanities and Liberal Arts from North Carolina State University in 1966. In 1968, he received his M.A in Economics from North Carolina State University.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Businesses Acquired.
None; not applicable.

(b)  Pro Forma Financial Information.
None; not applicable.

(c)  Exhibits.

Exhibit Number	Description

10.1	Letter of Intent for the Share Exchange Transaction between Clinical Trials of the Americas, Inc. and Next Fuel, Inc. effective April 6, 2009.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Trials of the America, Inc.

Dated: April 7, 2009	By:	/s/John Cline
Name: John Cline
Title: President, Chief Executive Officer,
Chief Financial Officer,
Chairman of the Board of Directors